Independent Auditors' Consent
                         -----------------------------




The Shareholders and Trustees
    of the Maplewood Investment Trust:


We consent to the inclusion of our report included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additionald Information.



                                    KPMG Peat Marwick LLP

Cincinnati, Ohio
June 30, 1997